Exhibit 10.26.1 to 2006 10-K

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

UNDER THE PROVISIONS OF

THE CONVERGYS CORPORATION

1998 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) grants to you a performance-based restricted stock unit award, on and subject to the terms of the Plan (your “XXXX performance-based restricted stock unit award”). The following terms, conditions and restrictions shall govern your XXXX performance-based restricted stock unit award.

1. Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall deliver to you the number of common shares, without par value, of Convergys Corporation (the “Shares”) equal to the product determined by multiplying (a) the number of Shares indicated on your Notice of Performance-Based Restricted Stock Unit Award form (“Notice of Award”) by (b) the percentage (from 0% to 100%) determined in accordance with the provisions of Section 2 below, which delivery of Shares shall occur as soon as administratively practicable following XXXX (the “Vest Date”) and the date the Compensation Committee determines the extent to which the performance criteria has been satisfied; provided however that, notwithstanding any other provision of this Agreement to the contrary, to the extent necessary to preserve the available exemption of the award under Section 162(m) of the Internal Revenue Code, delivery of Shares shall occur as soon as administratively practicable and legally permissible following the termination of your employment.

2. Performance Criteria. You are eligible to earn a percentage of the number of Shares indicated on your Notice of Award, which percentage shall be determined based on (a) the Company’s Total Shareholder Return (“TSR”) over the three consecutive calendar year period commencing XXXX (the “performance period”) relative to the TSR of the peer group companies over the same period and (b) the schedule attached hereto as Attachment A (the “Payout Schedule”). For purposes of this award, the peer group companies consist of each company (other than the Company) that is in the S&P 500 as of the last trading day of the performance period and was publicly traded as of the trading day immediately preceding the first day of the performance period. In no event shall more Shares than the maximum number listed in your Notice of Award be delivered to you or on your behalf pursuant to this award.

“TSR” means the rate of stock price appreciation/depreciation plus the reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends over the term of the performance period. Stock price appreciation/depreciation over the term of the performance period for the Company will be determined by comparing (c) the average close price of the stock of the Company for each trading day occurring during the calendar quarter ending on the day immediately preceding the start of the performance period to (d) the average close price of the stock of the Company for each trading day occurring during the calendar quarter ending on the last day of the performance period. Stock price appreciation/depreciation over the term of the performance period for the peer group companies will be determined by comparing (e) the close price of the stock of the applicable company on the trading day immediately preceding the first day of the performance period to (f) the close price of the stock of the applicable company on the last trading day of the performance period.

3. Forfeiture of Award.

a.	Your right to receive Shares that are the subject of this award that have not yet been delivered, shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the Vest Date for any reason other than death, disability, retirement or involuntary termination without cause. For purposes of this Agreement:

(i)	“disability” has the same meaning as in the Company’s long-term disability plan;

(ii)	“retirement” means termination of employment after (I) attaining age 55 and completing at least ten years of service with the Company or any of its subsidiaries or (II) completing thirty years of service with the Company or any of its subsidiaries; and

(iii)	“cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

Your right to receive Shares that are the subject of this award shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates during the calendar year in which this Award is granted to you due to death or involuntary termination without cause.

Subject to Section 4(d), if your employment is involuntarily terminated without cause after the calendar year in which this award is granted to you but before the end of the performance period, your right to earn Shares that are the subject of this award based on the Company’s level of satisfaction of the applicable performance criteria for the performance period shall be forfeited automatically and without further notice.

b.

If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent the Shares subject to this award have not yet been delivered, your right to receive such Shares shall be forfeited and (ii) to the extent that Shares have been delivered to you pursuant to this award, the Company, in its sole discretion, may require you to pay back to it an amount equal to the income recognized for federal income tax purposes, as reflected on form W-2, by reason of the issuance of such Shares to you, provided that such Shares were delivered within the six-month period immediately preceding the termination of your employment (or, if your employment terminated by reason of your retirement or disability, within the period beginning six months prior to your termination and ending two years following your termination). For purposes of this Section 3b, “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation’s existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; or (7) taking or retaining without authorization any property of Convergys Corporation. Convergys Corporation shall be entitled to set-off against any payment called for under this paragraph any amount otherwise owed to you by the Company. Nothing in this Section is intended to supercede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

c.	Your right to receive Shares pursuant to this award shall be forfeited to the extent you are permitted to elect and do elect in accordance with applicable rules and procedures to forfeit and/or surrender your rights hereunder in exchange for a credit to an account maintained for you pursuant to a deferred compensation plan maintained by the Company; provided however that the provisions of paragraph 3.b. shall continue to apply to Shares issued under any such deferred compensation plan which are attributable to such election.

4. Death, Disability, Retirement and Involuntary Termination Without Cause.

a.	If you cease to be an employee of the Company and its affiliates due to death after the calendar year in which this award was granted to you, this award will become fully vested as of the date of your death and the maximum number of Shares covered by this award will be delivered as soon as practicable following your date of death.

b.

If you cease to be an employee of the Company and its affiliates due to disability or if you cease to be an employee of the Company and its affiliates due to retirement after the calendar year in which this award was granted to you, this award will remain in effect following your termination and you will be entitled to receive the number of Shares earned, if any, with respect to the performance period covered by this award based on the Payout Schedule and the Company’s level of satisfaction of the performance criteria described in Section 2 as of the Vest Date.

c.	If you cease to be an employee of the Company and its affiliates due to retirement during the calendar year in which this award was granted to you, the number of Shares that are covered by this award shall be automatically reduced to a number of Shares that bears the same ratio to the total number of Shares covered by the award as the number of days from the first day of the calendar year through the date of your retirement/termination bears to 365. The remaining Shares shall be forfeited automatically and without further notice as of the date of your retirement. You will be entitled to receive the number of Shares earned, if any, with respect to the performance period covered by this award based on the reduced number of Shares calculated pursuant to this paragraph c., the Payout Schedule and the Company’s level of satisfaction of the performance criteria described in Section 2 as of the Vest Date described in Section 2.

d.	Except as may be otherwise provided under the terms of an employment agreement, if you cease to be an employee of the Company and its affiliates due to involuntary termination without cause after the calendar year in which this award was granted to you but before the end of the performance period, you will be entitled to receive the number of Shares earned, if any, based on the schedule attached as Attachment A and the Company’s level of satisfaction of the performance criteria described in Section 2 over the period beginning XXX and ending on the last day of the calendar year preceding the calendar year in which your employment terminates. Shares earned, if any, pursuant to the provisions of this section 4c will be delivered as soon as administratively practicable following the date your employment terminates.

5. Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.

6. Transferability. Your right to receive the Shares shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.

7. Tax Withholding. In connection with the delivery of Shares to you, the Company will withhold or cause to be withheld from your salary payments or other sources such amounts of tax at such times as may be required by law to be withheld with respect to the Shares, provided that if your salary or such other sources are not sufficient for such purpose, you shall remit to the Company, on request, the amount required for such withholding taxes. In the alternative, you may elect, in accordance with applicable rules and procedures, to surrender your right to receive the number of Shares necessary to cover the required tax withholding obligation.

8. No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.

9. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law. It is intended that this award comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to you. This award shall be construed, administered, and governed in a manner that effects such intent. Any provisions that would cause any amount deferred or payable under the award to be includible in your gross income or subject to interest or penalties under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

10. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.

11. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award.

13. Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

14. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

ATTACHMENT A

TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

Performance Percentile	Shares Earned as a Percent of the Number of Shares Covered by the Award
Below 34th percentile	0%
34th percentile	XX	%
40th percentile	XX	%
50th percentile or above	XXX	%

If the performance is between the percentiles listed above, the number of shares earned will be extrapolated based on the information provided.